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                                                                    EXHIBIT 99.1

MEDAREX                                                      .......news release
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1545 Route 22 East, P.O. Box 953 Annandale, NJ 08801 Tel. (908) 713-6001 Fax
(908) 713-6002


For Immediate Release
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Contact:  Donald L. Drakeman    Kimberly Hofman          Florian Schonharting
President and CEO               Middleberg + Associates  Managing Director
Medarex, Inc.                   for Media Inquiries      BankInvest
908-713-6001                    212-888-6610 ext. 544    45 77 30 90 00
www.medarex.com                 m@middleberg.com
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                    MEDAREX AND BANKINVEST FORM NEW VENTURE
                     TO DEVELOP HUMAN ANTIBODY THERAPEUTICS

Annandale, NJ and Copenhagen, Denmark; March 3, 1999 -- Medarex (NASDAQ: MEDX) and BankInvest Biomedical Development Venture Fund ("BankInvest VF") announced today that they have formed a new Danish company to develop and commercialize a portfolio of fully human antibodies derived from Medarex's HuMAb-Mouse technology. This new company, Genmab, has received initial funding of DKK 35,420,000, approximately $5.5 million with BankInvest VF as lead investor with A/S Dansk Erhvervsinvestering and others as co-investors. Genmab will be jointly owned by Medarex and these investors.

Genmab will take advantage of Denmark's high quality medical and research institutions to conduct clinical trials of human antibody products. Genmab will also have the opportunity to contract with Medarex for product development resources, including its manufacturing and antibody development expertise. Genmab will focus primarily on developing several products to treat inflammatory conditions, such as rheumatoid arthritis and psoriasis, and has received a license to certain of Medarex's rights to MDX-CD4, a fully human antibody in Phase I/II clinical trials for the treatment of rheumatoid arthritis.

"Genmab provides Medarex with a new way to capitalize on the value of its HuMAb-Mouse technology," said Lisa N. Drakeman, Ph.D., Senior Vice President and Head of Business Development of Medarex, who will also serve as Chief Executive Officer of Genmab. "Combining Medarex's technology with Denmark's rich biomedical resources and BankInvest's capital and contacts will create a powerful platform for rapid drug development."

"Medarex's HuMAb-Mouse is the most advanced technology available in an age when antibodies are the largest category of biotechnology products in development and a number of important antibody products for a variety of diseases have been commercialized," said Florian Schonharting, Managing Director, BankInvest.
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The patented HuMAb-Mouse technology is a transgenic mouse system that rapidly creates high affinity, human antibodies using standard, well-proven laboratory techniques. The human antibodies can be produced against a target antigen in a matter of months. Until recently, antibody-based products have typically contained mouse or other animal proteins. Such antibodies can be recognized by the human body as foreign and have the potential to elicit allergic responses or other complications. Directly generating fully human antibodies eliminates the need for humanization or complicated genetic engineering of rodent antibodies.

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. The Company has developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse system for the creation of high-affinity human antibodies; Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; and immunotoxin technology. Medarex has seven products in clinical development for the treatment of cancers and leukemia, autoimmune diseases and ophthalmic conditions. For more information about the company visit its web site at http://www.medarex.com.
                                                         ----------------------

BankInvest, founded in 1969, is headquartered in Copenhagen, Denmark and currently has $2 billion under management in a variety of mutual funds. BankInvest is a leading European biotechnology investor and currently manages approximately $200 million in two biotechnology funds. The BankInvest Biotechnology Mutual Fund holds positions in publicly traded companies worldwide. The BankInvest Biomedical Development Venture Fund, which invests in biotechnology start-up companies, has invested in seven ventures to date.

A/S Dansk Erhvervsinvestering is a Danish venture capital firm, founded in 1984, to inject capital into Danish companies, with the goal of supporting the growth and development of the Danish economy in the areas of job growth, productions, and exports. The firm currently has DKK 325,000,000, approximately $50 million, under management and a portfolio that consists of 23 companies. The firm invests in established companies, as well as start-ups, with an emphasis on biotechnology and information technology.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments and the continuation of business partnerships. Actual results, events or performance may differ materially.

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                                    March 5, 1999



VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention: Filing Desk

          Re:  Medarex Inc./Current Report on Form 8-K
               ---------------------------------------

Dear Sir or Madam:

          On behalf of Medarex, Inc. (the "Company"), and pursuant to Rule 101(a)(2)(i) of Regulation S-T promulgated under the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities Exchange Act of 1934, as amended, transmitted herewith via EDGAR for filing with the Securities and Exchange Commission is a copy of the Company's Current Report on Form 8-K dated March 5, 1999.

          If you have any questions or require any further information, please do not hesitate to contact the undersigned, collect at (212) 818-9200.

                                        Very truly yours,



                                        /s/Dwight A. Kinsey
                                        -------------------
Dwight A. Kinsey

cc:  Michael A. Appelbaum - Medarex, Inc. (w/encl.)

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